UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-130961-40

                           Financial Asset Securities Corp.
              (Exact name of registrant as specified in its charter)

                    600 Steamboat Road Greenwich, Connecticut 06830
                               (203) 625-2700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Soundview Home Loan Trust 2007-NS1
                   Asset-Backed Certificates, Series 2007-NS1
                                     Class A-1
                                     Class A-2
                                     Class A-3
                                     Class A-4
                                     Class M-1
                                     Class M-2
                                     Class M-3
                                     Class M-4
                                     Class M-5
                                     Class M-6
                                     Class M-7
                                     Class M-8
                                     Class M-9
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  40 holders



                              Class        Number of  Holders
                             Class A-1            10
                             Class A-2             4
                             Class A-3             2
                             Class A-4             2
                             Class M-1             5
                             Class M-2             4
                             Class M-3             3
                             Class M-4             3
                             Class M-5             1
                             Class M-6             1
                             Class M-7             2
                             Class M-8             2
                             Class M-9             1

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 18, 2008     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 As Trustee